Exhibit 10.04
FORM OF
MASTER TERMS AND CONDITIONS FOR CONVERTIBLE BOND HEDGING TRANSACTIONS
BETWEEN [BANK OF AMERICA, N.A./ CITIBANK, N.A.] AND SYMANTEC CORPORATION
     The purpose of this Master Terms and Conditions for Convertible Bond Hedging Transactions (this “Master Confirmation”), dated as of June 9, 2006, is to set forth certain terms and conditions for convertible bond hedging transactions that Symantec Corporation (“Counterparty”) will enter into with [Bank of America, N.A./Citibank, N.A.] (“[BofA/Citibank]”). Each such transaction (a “Transaction”) entered into between [BofA/Citibank] and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and [BofA/Citibank] mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.
     This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relates. This Master Confirmation and each Confirmation hereunder shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an only agreement in such form on the Trade Date of the first such Transaction between you and us, and such agreement shall be considered the “Agreement” hereunder.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Unit shall be deemed to be a reference to a Call Option or an Option, as context requires.
     THIS MASTER CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
     1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.
     2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.
     3. Confirmations and General Terms:
     This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and [BofA/Citibank] with respect to such Transaction.

          Each Transaction to which a Confirmation relates is a Convertible Bond Hedging Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions, and shall have the following terms:

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Option Type:	Call

Seller:	[BofA/Citibank]

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “SYMC”).

Convertible Notes:	As set forth in the Confirmation for such Transaction

Indenture:	As set forth in the Confirmation for such Transaction

Number of Units:	As set forth in the Confirmation for such Transaction.

Unit Entitlement:	As set forth in the Confirmation for such Transaction

Strike Price:	As set forth in the Confirmation for such Transaction

Applicable Percentage:	As set forth in the Confirmation for such Transaction

Number of Shares:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	Nasdaq National Market

Related Exchange:	All Exchanges

Calculation Agent:	[BofA/Citibank], which shall make all calculations, adjustments and determinations required pursuant to a Transaction, and such calculations, adjustments and determinations shall be binding absent manifest error.
          4. Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, of Convertible Notes.

Required Exercise on
Conversion Dates:	On each Conversion Date, a number of Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised, subject to “Notice of Exercise” below.

Expiration Date:	As set forth in the Confirmation for such Transaction

Multiple Exercise:	Applicable, as provided above under “Required Exercise on Conversion Dates”.

Minimum Number of Units:	Zero

Maximum Number of Units:	Number of Units

Integral Multiple:	Not Applicable

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Definitions, in order to exercise any Units, Counterparty must notify Seller in writing prior to 5:00 PM, New York City time, on the Exchange Business Day prior to the first Scheduled Trading Day of the “Conversion Reference Period”, as defined in the Indenture, relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Units being exercised on such Exercise Date and (ii) the scheduled settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date and (iii) the applicable Cash Percentage (as defined in the Indenture).
          5. Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the Convertible Notes converted on such Conversion Date under the terms of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the date one Settlement Cycle following the final day of the “Conversion Reference Period”, as defined in the Indenture, or (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Seller of such Settlement Date prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Seller will deliver to Counterparty, on the related Settlement Date, the product of the Applicable Percentage and a number of Shares and/or amount of cash in USD equal to the aggregate number of Shares and/or amount of cash in USD that Counterparty is obligated to deliver to the holder(s) of the Convertible Notes converted on such Conversion Date equal to the amount in excess of the principal amount of the Convertible Notes determined pursuant to the Net Share Provision of the Indenture, and any Shares or value to be delivered under the Make-Whole Provision of the Indenture, if any (the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares (or cash) that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture, subject to “Consequences of Merger Events and Tender Offers” below. For the avoidance of doubt, (i) if the “Conversion Value”, as defined in the Indenture, is less than or equal to USD1,000, Seller will have no delivery obligation hereunder and (ii) in connection with the exercise and settlement provisions hereunder, the Counterparty shall have no obligation with respect to the payment of the Strike Price with respect to any Transaction.

Net Share Provision:	As set forth in the Confirmation for such Transaction.

Make-Whole Provision:	As set forth in the Confirmation for such Transaction.

Excluded Provisions:	As set forth in the Confirmation for such Transaction.

Notice of Delivery
Obligation:	No later than the Exchange Business Day immediately following the last day of the “Conversion Reference Period”, as defined in the Indenture, Counterparty shall give Seller notice of the final number of shares comprising the Convertible Obligation (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable
Provisions:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares. In addition, notwithstanding anything to the contrary in the Equity Definitions, Seller may, in whole or in part, deliver Shares in certificated form representing the Delivery Obligation to Counterparty in lieu of delivery through the Clearance System.
          6. Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Definitions, upon the occurrence of any event or condition set forth in the Dilution Provision of the Indenture and notice to the Calculation Agent from Counterparty of the resulting adjustment under the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of such Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in the Excluded Provisions of the Indenture; provided, however, that if any notice of adjustment is not timely delivered by the Counterparty, the Calculation Agent shall make any adjustments it deems necessary to preserve the economics of the relevant Transaction.

          7. Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the Merger Provision of the Indenture.

Tender Offer:	Applicable. Notwithstanding Section 12.1(d) of the Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in the Tender Offer Provision of the Indenture.

Consequences of Merger
Events and Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Definitions, upon the occurrence of a Merger Event or Tender Offer and notice to the Calculation Agent from Counterparty of the resulting adjustment or other result under the Indenture, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in the Excluded Provisions of the Indenture; provided, however, that if any notice of adjustment is not timely delivered by the Counterparty, the Calculation Agent shall make any adjustments it deems necessary to preserve the economics of the relevant Transaction.

Dilution Provision:	As set forth in the Confirmation for such Transaction.

Merger Provision:	As set forth in the Confirmation for such Transaction.

Tender Offer Provision:	As set forth in the Confirmation for such Transaction.

Nationalization, Insolvency
or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that Insolvency shall not be applicable if Counterparty is a debtor (or similar participant) with respect to such Insolvency. In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
          8. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable, except if Counterparty is a debtor (or similar participant) with respect to such Insolvency Filing.

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Determining Party:	For all applicable Additional Disruption Events, [BofA/Citibank].
          9. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
          10. Representations, Warranties and Agreements:
          (a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:
          (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”); and
          (ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.
          (b) Counterparty hereby repeats the representations and warranties of Counterparty set forth in the Purchase Agreement (the “Purchase Agreement”) relating to the Convertible Notes, and, in addition, represents and warrants to, and agrees with, [BofA/Citibank] on the Trade Date of each Transaction that:
          (i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;
          (ii) its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;
          (iii) it understands that [BofA/Citibank] has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law;

     (iv) it understands that no obligations of [BofA/Citibank] to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of [BofA/Citibank] or any governmental agency;
     (v) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;
     (vi) each of its filings under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;
     (vii) it is not entering into any Transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);
     (viii) it has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with any Transaction under this Master Confirmation;
     (ix) such Transaction and any repurchase of the Shares by Counterparty in connection with such Transaction is pursuant to a publicly announced Share repurchase program that has been approved by its board of directors and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto; and
     (x) without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that [BofA/Citibank] is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
          (c) Counterparty represents and warrants to, and agrees with, [BofA/Citibank] for any Scheduled Trading Day on which [BofA/Citibank] obtains its initial hedge for all or a portion of the relevant Number of Units for a Transaction (a “Hedging Date”), that:
          (i) if it were to have effected transactions in any Shares on such Hedging Date, whether on the Exchange or otherwise, such transactions would not have violated any applicable securities law or other restriction applicable to Counterparty; without limiting the generality of the foregoing, all material information with respect to Counterparty and the Shares existing as of that Hedging Date has been publicly disclosed;
          (ii) it is not engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Section 101(b)(10) or 102(b)(7) of Regulation M;
          (iii) except as disclosed to [BofA/Citibank] in writing prior to such Hedging Date, it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act); and

     (iv) except as disclosed to [BofA/Citibank], neither it nor any of its Affiliated Purchasers has, on such Hedging Date, directly or indirectly (including by means of a derivative instrument) entered into any transaction involving the purchase of any Shares.
          11. Miscellaneous:
          (a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency—Cross Border).
          (b) Alternative Calculations and [BofA/Citibank] Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 11(c) below, [BofA/Citibank] owes Counterparty any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “[BofA/Citibank] Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require [BofA/Citibank] to satisfy any such [BofA/Citibank] Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to [BofA/Citibank], confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Closing Date or Early Termination Date, as applicable (“Notice of [BofA/Citibank] Termination Delivery”); provided that, if the Counterparty does not validly make such election, the Seller shall have the right to satisfy the [BofA/Citibank] Payment Obligation by delivery of Termination Delivery Units. Within a commercially reasonable period of time following receipt of a Notice of [BofA/Citibank] Termination Delivery, [BofA/Citibank] shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such [BofA/Citibank] Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation).
“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (ii) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to have [BofA/Citibank] deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
          (c) Set-Off and Netting. Both parties waive any rights to set-off or net amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.

          (d) Additional Termination Events. For any Transaction, the occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Notes for such Transaction that results in an acceleration of such Convertible Notes pursuant to the terms of such Indenture, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event with respect to which such Transaction is the sole Affected Transaction and Counterparty shall be the sole Affected Party, and Seller shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of a Repayment Event, such Transaction shall be subject to termination only in respect of the number of Convertible Notes for such Transaction that cease to be outstanding in connection with or as a result of such Repayment Event.
     “Amendment Event” means, for any Transaction, that Counterparty amends, modifies, supplements or waives any term of the Indenture for such Transaction or the Convertible Notes for such Transaction governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes for such Transaction (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes for such Transaction to amend, in each case (1) such that there is, or could be, an adverse effect, determined in good faith by [BofA/Citibank], on [BofA’s/Citibank’s] rights or obligations under the Transaction and (2) without the prior consent of [BofA/Citibank], such consent not to be unreasonably withheld.
     “Repayment Event” means, for any Transaction, that (A) any Convertible Notes for such Transaction are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes for such Transaction are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes for such Transaction is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes for such Transaction or otherwise), or (D) any Convertible Notes for such Transaction are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes for such Transaction pursuant to the terms of the Indenture for such Transaction as in effect on the date hereof shall not be Repayment Events.
          (e) Status of Claims in Bankruptcy. [BofA/Citibank] acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to [BofA/Citibank] rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit [BofA’s/Citibank’s] right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit [BofA’s/Citibank’s] rights in respect of any transactions other than the Transactions.
          (f) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to [BofA/Citibank], then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to [BofA/Citibank], and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

          (g) Assignment of Share Delivery to Affiliates. [BofA/Citibank ] has the right to assign any or all of its rights and obligations under a Transaction to deliver or accept delivery of Shares to any of its Affiliates; provided that Counterparty shall have full and unconditional recourse to [BofA/Citibank] in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to [BofA/Citibank] shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by [BofA/Citibank] of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and [BofA/Citibank] shall be the only Affected Party.
          (h) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
          (i) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND [BOFA/CITIBANK ] HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF [BOFA/CITIBANK] OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
          (j) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
          (k) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code; (ii) a party’s right to liquidate a Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; (iii) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to a Transaction to constitute “margin payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code; and (iv) all payments for, under or in connection with a Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” under a “swap agreement” as defined in the Bankruptcy Code.
          (l) Staggered Settlement. If the Staggered Settlement Equity Percentage as of any Exchange Business Day during the relevant “Cash Settlement Averaging Period”, as defined in the Indenture, is greater than 4.9%, [BofA/Citibank] may, by notice to the Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
     (i) in such notice, [BofA/Citibank] will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of such “Cash Settlement Averaging Period”) or delivery times and how it will allocate the Shares it is required to deliver hereunder among the Staggered Settlement Dates or delivery times; and

     (ii) the aggregate number of Shares that [BofA/Citibank] will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that [BofA/Citibank] would otherwise be required to deliver on such Nominal Settlement Date.
     The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of the number of Shares that [BofA/Citibank] or any of its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) on such day, other than any Shares so owned as a hedge of the Transaction, and the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.
          (m) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give [BofA/Citibank] a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Units Equity Percentage as determined on such day is (i) equal to or greater than 9% and (ii) greater by 1% than the Units Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 1% than the Units Equity Percentage as of the date hereof). The “Units Equity Percentage” as of any day is the fraction the numerator of which is the aggregate number of Shares for all Transactions hereunder and the denominator of which is the Number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless [BofA/Citibank] and its Affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to [BofA/Citibank] hedging activities as a consequence of becoming, or of the risk of becoming, subject to the reporting and profit disgorgement provisions of Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide [BofA/Citibank] with a Repurchase Notice on the day and in the manner specified in this paragraph (n), and to reimburse, upon written request, each such Section 16 Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of such Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to such Section 16 Indemnified Person to represent such Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that such Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (i) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (ii) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this paragraph (n). Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of each Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by any such Section 16 Indemnified Person, unless such settlement includes an unconditional release of each such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to each such Section 16 Indemnified Person. If the indemnification provided for in this paragraph (n) is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (n) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (n) shall remain operative and in full force and effect regardless of the termination of any Transaction.
          (n) Early Unwind. In the event the sale of Convertible Notes for any Transaction hereunder is not consummated with the initial purchasers thereof for any reason by the close of business in New York City on the Early Unwind Date set forth in the Confirmation for such Transaction, such Transaction shall automatically terminate on such Early Unwind Date and (i) such Transaction and all of the respective rights and obligations of [BofA/Citibank] and Counterparty under such Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with such Transaction either prior to or after such Early Unwind Date; provided that, if the sale of the Convertible Notes is not consummated as a result of Counterparty’s failure to satisfy any condition to closing contained in the Purchase Agreement, Counterparty shall purchase from [BofA/Citibank] on such Early Unwind Date all Shares purchased by [BofA/Citibank] or one or more of its Affiliates in connection with such Transaction. The purchase price paid by Counterparty shall be [BofA/Citibank] actual cost of such Shares and derivatives as [BofA/Citibank] informs Counterparty and shall be paid in immediately available funds on such Early Unwind Date.
          (o) Amendment. If the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional Convertible Notes as set forth therein, then [BofA/Citibank] and Counterparty will enter into a new confirmation or amend any existing confirmation to provide for the corresponding increase of the Number of Units, on the pricing terms the same as those contained in the confirmation relating to the original Number of Units issued hereunder (such additional confirmation to provide for the payment by Counterparty to [BofA/Citibank] of the additional premium related thereto).
          12. Addresses for Notice:

If to [BofA/Citibank]:	[ ]
[ ]
[ ]
	Attention:	[ ]
	Facsimile:	[ ]
	Telephone:	[ ]

with a copy to:	[ ]
[ ]
[ ]
	Attention:	[ ]
	Facsimile:	[ ]
	Telephone:	[ ]

If to Counterparty:	Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014
	Attention:	Treasurer
	Telephone:	(408) 517-8000

with a copy to:	Fenwick & West
801 California St.
Mountain View, CA 94041
Attn: Dan Winnike

          13. Accounts for Payment:
          To [BofA/Citibank]:
[Account Information]
          To Counterparty:
To be advised.
          14. Delivery Instructions:
          Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:
          To Counterparty:
To be advised.

Yours sincerely,

[Bank of America, N.A./Citibank, N.A.]

		By:	/s/

Name: [Respective Officer of Bank of America, N.A. or Citibank, N.A., as appropriate]
Title: [Title of Respective Officer of Bank of America, N.A. or Citibank, N.A., as appropriate]

Confirmed as of the
date first above written:

SYMANTEC CORPORATION

By:	/s/ James A. Beer

Name: James A. Beer
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A
FORM OF CONVERTIBLE BOND HEDGING
TRANSACTION CONFIRMATION
See attached Schedule A for completion of terms
CONFIRMATION

Date:	June 12, 2006

To:	Symantec Corporation (“Counterparty”)

Telefax No.:	(408) [___-___]

Attention:	Treasurer

From:	[Bank of America, N.A./Citibank, N.A.] (“[BofA/Citibank]”)

Telefax No.:	[Telefax Number]
Transaction Reference Number: [Transaction Reference Number]
          The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Convertible Bond Hedging Transactions dated as of June 9, 2006 and as amended from time to time (the “Master Confirmation”) between you and us.
          1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.
          2. The particular Transaction to which this Confirmation relates is entered into as part of an integrated hedging transaction of the Convertible Notes pursuant to the provisions of Treasury Regulation Section 1.1275-6.
          3. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	June 12, 2006

Effective Date:	The closing date for the initial issuance of the Convertible Notes

Premium:	[ ]

Premium Payment Date:	The Effective Date.

Convertible Notes:	[ ]% Convertible Senior Notes of Counterparty due [2011/2013], offered pursuant to an Offering Memorandum to be dated as of June 12, 2006 and issued pursuant to the Indenture.

A-1

Number of Units:	The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Unit Entitlement.

Applicable Percentage:	50%

Number of Shares:	The product of the Number of Units, the Unit Entitlement and the Applicable Percentage.

Expiration Date:	[June 15, 2011/2013]

Unit Entitlement:	As of any date, a number of Shares per Unit equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture).

Indenture:	Indenture to be dated as of June 16, 2006 by and between Counterparty and [Full Name of Trustee], as trustee.

Net Share Provision:	Section [___] of the Indenture

Make-Whole Provision:	Section [___] of the Indenture

Excluded Provisions:	The Discretionary Adjustments Provision

Discretionary Adjustments Provision:	Section [___] of the Indenture

Dilution Provision:	Section [___] of the Indenture

Merger Provision:	Section [___] of the Indenture

Tender Offer Provision:	Section [___] of the Indenture

Early Unwind Date:	June 16, 2006, or such later date as agreed by the parties hereto.

A-2

          3. Counterparty hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to Confirmation Unit via [                    ]. Hard copies should be returned to [                    ].

Yours sincerely, [Bank of America, N.A./Citibank, N.A.]

		By:	/s/ Name: [Respective Officer of Bank of America, N.A. or Citibank, N.A., as appropriate]
Title: [Title of Respective Officer of Bank of America, N.A. or Citibank, N.A., as appropriate]

Confirmed as of the date first above written:

SYMANTEC CORPORATION

By:	/s/ James A. Beer

Name: James A. Beer Title: Executive Vice President and Chief Financial Officer

SCHEDULE A

Premium:	An aggregate premium of approximately $592 million was paid by the company to Bank of America, N.A. and Citibank, N.A. in connection with the convertible note hedge transactions for the 0.75% Convertible Senior Notes due 2011 and the 1.00% Convertible Senior Notes due 2013.

Convertible Notes:	0.75% Convertible Senior Notes of Counterparty due 2011 or 1.00% Convertible Senior Notes of Counterparty due 2013, as appropriate.

Expiration Date:	June 15, 2011 or June 15, 2013, as appropriate.

Net Share Provision:	Section 10.01(b) of the Indenture.

Make-Whole Provision:	Section 10.13(a) through Section 10.13(d) of the Indenture.

Discretionary Adjustment Provisions:	Section 10.13(e) and Section 10.13(f) of the Indenture.

Dilution Provision:	Section 10.06 through Section 10.09 of the Indenture.

Merger Provision:	Section 10.12 of the Indenture.

Tender Offer Provision:	Section 10.10 of the Indenture.